Exhibit 3.1
AMENDMENT NO. 1
TO THE
AMENDED AND RESTATED BYLAWS
OF
VALLON PHARMACEUTICALS, INC.
    On May 16, 2022, the Board of Directors of Vallon Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), approved and adopted the following amendment to the Corporation’s Amended and Restated Bylaws (the “Bylaws”), to be effective following the final adjournment of the 2022 annual meeting of the Corporation's stock holders.
1.Section 2.6 of the Bylaws is deleted in its entirety and replaced with the following:
    Section 2.6 Quorum. Except as otherwise required by law, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws, at any meeting of stockholders, one-third of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or series or classes or series is required, one-third of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote on that matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. If a quorum is not present or represented at any meeting of stockholders, then the chairman of the meeting shall have power to adjourn or recess the meeting from time to time in accordance with Section 2.7, until a quorum is present or represented. Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders may continue to transact business until adjournment or recess, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment or recess may be transacted.
2.Section 2.8(b) of the Bylaws is deleted in its entirety and replaced with the following:
        (b) Except as otherwise required by law, the Certificate of Incorporation (including any Preferred Stock Designation), these Bylaws or applicable law, at each meeting of stockholders at which a quorum is present, all corporate actions to be taken by vote of the stockholders shall be authorized by a majority of the votes cast (with abstentions and broker non-votes counting as neither votes cast for or against the matter), and where a separate vote by a class or series or classes or series is required, if a quorum of such class or series or classes or series is present, such act shall be authorized by the affirmative vote of at least a majority of the votes cast on the matter (with abstentions and broker non-votes counting as neither votes cast for or against the matter).
3.Except as set forth herein, all other provisions of the Bylaws shall remain in full force and effect.

Certified on May 16, 2022 by:

/s/ David Baker___________________
David Baker, Secretary of the Corporation